Exhibit 10.2

Execution Copy

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated June 6, 2008 is made by and among LUMINANT HOLDING COMPANY LLC (the “Company”), ENERGY FUTURE HOLDINGS CORP. (the parent entity of the Company, “Holdings”), and MICHAEL MCCALL (the “Executive”), collectively the “Parties.”

WITNESSETH

WHEREAS, the Parties previously entered into an employment agreement dated May 9, 2008; and

WHEREAS, the Parties desire to amend and restate the employment agreement dated May 9, 2008, in each case on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein, Holdings, the Company and Executive agree as follows:

1. Term of Employment. Subject to the provisions of Section 8 of this Agreement, this Agreement and Executive’s employment hereunder shall be effective as of the Closing (the “Effective Date”) and shall continue until the third anniversary of the Effective Date (the “Initial Term”). Subject to the provisions of Section 8 of this Agreement, the Initial Term shall be extended as follows: (i) this Agreement shall automatically renew for an additional one (1) year period commencing immediately following the last day of the Initial Term and each one (1) year period thereafter (each, a “Renewal Term”), unless, the Company or Executive provides the other party written notice of non-renewal at least sixty (60) days prior to the end of the applicable term. The period during which Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term”.

2. Positions.

a. During the Employment Term, Executive shall serve as Chief Operating Officer (“COO”) of the Company. In such position, Executive shall have responsibility for nuclear generation, fossil generation, mining, operational readiness/technical services, and the Luminant Operating System and any other duties, authority and responsibilities as shall be determined from time to time by the Chief Executive Officer of the Company (“Chief Executive Officer”), which duties, authority and responsibilities shall be customary for Executive’s position in a business of a similar size, type and nature to that of the Company. Executive shall report to the Chief Executive Officer with respect to his responsibilities to the Company.

b. During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the board of directors of Holdings (the “Board”); provided, however, that nothing herein shall preclude Executive from serving on the outside board of directors of one other company and, subject to the prior approval of the Board, which approval shall not be unreasonably withheld, from accepting appointment to or continuing to serve on such additional boards of directors or trustees of any other business, corporation or charitable organization; provided, further, that, in each case, such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 9.

3. Base Salary and Signing Bonus. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $500,000, payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases, if any, in his base salary as may be determined from time to time in the sole discretion of the Board, in accordance with the Company’s normal annual review process for executives. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary”. As an additional inducement to Executive for entering into this Agreement, Executive shall be entitled to a one-time, lump-sum cash payment of forty-eight thousand, six hundred dollars ($48,600), which shall be payable on, or as soon as reasonably and administratively possible after, June 15, 2008.

4. Annual Bonus. With respect to each full fiscal year during the Employment Term, commencing with the 2008 fiscal year, Executive shall have the opportunity to earn an annual bonus award (the “Annual Bonus”) of 75% of his Base Salary (“Annual Bonus Target”), as in effect at the beginning of the applicable fiscal year, based upon the achievement of annual performance targets established by the Board; provided, however, if Executive achieves superior performance targets as established by the Board, then Executive shall be eligible to receive a bonus award constituting 200% of his Annual Bonus Target. The Annual Bonus, if any, shall be paid to Executive within two and one-half (2.5) months after the end of the applicable fiscal year.

5. Retention Bonus. Subject to the terms and conditions of this Agreement, and in consideration of Executive’s remaining actively employed by the Company and continuing the satisfactory performance of his job duties as directed by the Company through June 30, 2009, the Company agrees to pay Executive an additional one-time, lump-sum cash bonus of one million, seven hundred fifty thousand dollars ($1,750,000) (the “Retention Bonus”), payable on, or as soon as reasonably and administratively possible after the earlier of June 30, 2009 or the date Executive’s employment terminates (or six months and one day after such termination if necessary to comply with Section 409A of the Internal Revenue Code (the “Code”)). If Executive resigns without Good Reason (as defined below) or is terminated by the Company for Cause (as defined below) on or before June 30, 2009, he shall immediately forfeit the Retention Bonus. Upon such forfeiture, Executive shall have no further right, title, claim, or interest in or to the Retention Bonus or any portion thereof.

6. Stock Compensation; Employee Benefits; Perquisites; Fringe Benefits.

a. Upon, or as soon as practicable after the Effective Date, Holdings shall grant Executive an option to purchase 2,500,000 shares of common stock of Holdings (“Stock”) on terms and conditions set forth in the Nonqualified Stock Option Agreement in substantially the form attached as Exhibit I. This award shall be subject to the further terms and conditions of the Management Stockholder’s Agreement and the Sale Participation Agreement each in substantially the form attached as Exhibit II and III, respectively.

b. During the Employment Term, Executive shall be entitled to participate in the Company’s group health, life, disability and other active employee and retiree welfare benefit plans and arrangements, and tax qualified and nonqualified savings and pension benefit plans, as in effect from time to time (collectively “Employee Benefits”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable plans and standard perquisites.

c. During the Employment Term, Executive shall be entitled to fringe benefits consistent with the practices of the Company, including payment on behalf of Executive of the monthly membership fees of a country, social, or city club selected by Executive and approved by the Company. Fringe benefits shall be provided to Executive to the extent the Company provides similar benefits to other similarly situated Company executives.

7. Business Expenses. Subject to the Company’s standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, the Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes.

8. Termination; Section 4999. The Employment Term and Executive’s employment hereunder may be terminated by either the Company or Executive at any time and for any reason; provided that, unless otherwise provided herein, either party will be required to give the other party at least sixty (60) days advance written notice of any termination of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 8 shall exclusively govern Executive’s rights upon termination of employment with the Company and its Affiliates (as defined in Section 9(c) below).

a. By the Company For Cause or By Executive Due to Voluntary Resignation Without Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) or by Executive’s voluntary resignation without Good Reason (as defined below). If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(A) within ten (10) business days following the date of termination, accrued, but unpaid Base Salary and unused vacation, earned through the date of termination;

(B) accrued, but unpaid Annual Bonus, earned for any previously completed fiscal year, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);

(C) reimbursement, within sixty (60) days following submission by Executive to the Company, as applicable, of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Executive in accordance with the Company’s policies prior to the date of Executive’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within ninety (90) days following the date of Executive’s termination of employment;

(D) such Employee Benefits and stock compensation, if any, as to which Executive may be entitled under the employee benefit plans of the Company or any agreement between Holdings or the Company and Executive; and

(E) any amounts payable or that may become payable pursuant to Section 8(e)(ii) (the amounts described in clauses (A) through (E) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or voluntary resignation by Executive without Good Reason, except as set forth in this Section 8(a)(i), and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii) For purposes of this Agreement, the terms:

(A) “Cause” shall mean (i) if, in carrying out his duties to the Company, Executive engages in conduct that constitutes (a) a material breach of his fiduciary duty to the Company or its shareholders (including, without limitation, a material breach or attempted breach of the provisions under Section 9), (b) gross neglect or (c) gross misconduct resulting in material economic harm to the Company, provided that any such conduct described in (a), (b) or (c) is not cured within ten (10) business days after Executive receives from the Company written notice thereof, or (ii) Executive’s conviction of, or entry of a plea of guilty or nolo contendere for, a felony or other crime involving moral turpitude.

(B) “Good Reason” shall mean (i) a reduction in Executive’s Base Salary or Executive’s annual incentive compensation opportunity (other than a general reduction in base salary or annual incentive compensation opportunities that affects all salaried employees of the Company equally); (ii) a transfer of Executive’s primary workplace by more than thirty-five (35) miles from the current workplace; (iii) a substantial adverse change in Executive’s duties or responsibilities; (iv) any material breach of this Agreement; or (v) an adverse change in Executive’s line of reporting to superior officers pursuant to the terms of this Agreement; provided, however, that any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within ten (10) business days after Executive gives the Company written notice of any such event set forth above, shall not constitute Good Reason.

b. Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive has a Disability as hereinafter defined. Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A) the Accrued Rights; and

(B) a pro-rata portion of the Annual Bonus Target, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof for the fiscal year of termination, multiplied by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the fiscal year of Executive’s termination, and the denominator of which is 365 (the “Pro-Rata Bonus”), with such Pro-Rata Bonus payable to Executive pursuant to Section 4 as if Executive’s employment had not terminated.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 8(b)(i) and Section 5, and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii) “Disability” shall mean Executive’s physical or mental incapacitation and consequent inability, with reasonable accommodation, for a period of six consecutive months to perform Executive’s duties; provided, however, in the event the Company temporarily replaces Executive, or transfers Executive’s duties or responsibilities to another individual, on account of Executive’s mental or physical impairment for a period of time which is covered by the Company’s short term disability plan, Executive’s employment shall not be deemed terminated by the Company and Executive shall not be able to resign with Good Reason. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement and any other agreement with Executive that incorporates this definition of “Disability”.

c. By the Company Without Cause; Resignation by Executive for Good Reason. The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause (other than by reason of death or Disability) or upon Executive’s resignation for Good Reason. If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or Executive resigns for Good Reason (except as otherwise provided in Section 8(e)), Executive shall be entitled to receive:

(i) for a termination occurring before January 1, 2012, the Accrued Rights and, provided Executive (x) does not violate the restrictions set forth in Section 9 of this Agreement and (y) executes, delivers and does not revoke a general release of claims against Holdings, its subsidiaries and its stockholders (excluding claims for indemnification, claims for coverage under officer and director policies, claims as a stockholder of Holdings, and claims under Section 6.11 of the Merger Agreement), Executive, his spouse and eligible dependents (to the extent covered immediately prior to such termination) shall continue to be eligible to participate in all of the Company’s group health plans on the same terms and conditions as active employees of the Company until the earlier of (x) two (2) years from the date of termination of Executive’s employment (the “Severance Period”), to the extent that Executive was eligible to participate in such plans immediately prior to the date of termination, or (y) until Executive is, or becomes, eligible for comparable coverage under the group health plans of a subsequent employer, provided that, if Executive continues to receive benefits pursuant to this Section 8(c)(i) during a period of time during which, in the absence of the benefits provided in this Section 8(c)(i), Executive would not otherwise be entitled to continuation coverage under Section 4980B of the Code, Executive shall receive reimbursement for all medical expenses on the date no later than the end of the calendar year immediately following the calendar year in which the applicable expenses have been incurred. The COBRA health care continuation coverage period under Section 4980B of the Code, or any replacement or successor provision of United States tax law, shall run concurrently with the Severance Period.

(ii) for a termination occurring on or after January 1, 2012, the Accrued Rights and, provided Executive (x) does not violate the restrictions set forth in Section 9 of this Agreement and (y) executes, delivers and does not revoke a general release of claims against Holdings, its subsidiaries and its stockholders (excluding claims for indemnification, claims for coverage under officer and director policies, claims as a stockholder of Holdings, and claims under Section 6.11 of the Merger Agreement) the following:

(A) a lump sum payment of an amount equal to: (1) two (2) times Executive’s Base Salary, (2) the Pro-Rata Bonus, and (3) the matching contributions which would have been made on behalf of Executive pursuant to Holdings’ Salary Deferral Program had Executive continued his participation in such plan as in effect on the date of such termination for an additional twelve (12) months, payable as soon as practicable but no later than the earlier of: (i) March 15 following the calendar year in which termination occurs or (ii) ninety (90) days following termination; and

(B) Executive, his spouse and eligible dependents (to the extent covered immediately prior to such termination) shall continue to be eligible to participate in all of the Company’s group health plans on the same terms and conditions as active employees of the Company until the earlier of (x) the Severance Period, to the extent that Executive was eligible to participate in such plans immediately prior to the date of termination, or (y) until Executive is, or becomes, eligible for comparable coverage under the group health plans of a subsequent employer, provided that, if Executive continues to receive benefits pursuant to this Section 8(c)(ii)(B) during a period of time during which, in the absence of the benefits provided in this Section 8(c)(ii)(B), Executive would not otherwise be entitled to continuation coverage under Section 4980B of the Code, Executive shall receive reimbursement for all medical expenses on the date no later than the end of the calendar year immediately following the calendar year in which the applicable expenses have been incurred. The COBRA health care continuation coverage period under Section 4980B of the Code, or any replacement or successor provision of United States tax law, shall run concurrently with the Severance Period.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or upon Executive’s resignation for Good Reason, except as set forth in Section 5, this Section 8(c), or otherwise provided in Section 8(e), and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

d. Expiration of Employment Term.

(i) In the event Executive elects not to extend the Employment Term pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b), (c), or (e) of this Section 8, the Employment Term shall expire and Executive’s employment hereunder shall terminate on the close of business on the day immediately preceding the commencement of a subsequent Renewal Term, and Executive shall be entitled to receive the Accrued Rights. Except as set forth in this Section 8(d)(i), and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii) In the event the Company elects not to extend the Employment Term pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b), (c), or (e) of this Section 8, the Employment Term shall expire and Executive’s employment hereunder shall terminate on the close of business on the day immediately preceding the commencement of a subsequent Renewal Term, and Executive shall be entitled to receive the payments and benefits applicable to a termination of Executive’s employment without Cause pursuant to Section 8(c) or Section 8(e), as applicable. Except as set forth in this Section 8(d)(ii), and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

e. Change in Control; Section 4999.

(i) Change in Control. Notwithstanding any provision contained herein, if Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, in either case, within twenty-four (24) months following a Change in Control (as defined in the 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and its Affiliates), Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) provided Executive (x) does not violate the restrictions set forth in Section 9 of this Agreement and (y) executes, delivers and does not revoke a general release of claims against Holdings, its subsidiaries and its stockholders (excluding claims for indemnification, claims for coverage under officer and director policies, claims as a stockholder of Holdings, and claims under Section 6.11 of the Merger Agreement), a lump sum payment equal to two times the sum of: (1) Executive’s annualized Base Salary and (2) Executive’s Annual Bonus Target, payable as soon as practicable but no later than the earlier of: (i) March 15 following the calendar year in which termination occurs or (ii) ninety (90) days following termination; and

(C) provided Executive (x) does not violate the restrictions set forth in Section 9 of this Agreement and (y) executes, delivers and does not revoke a general release of claims against Holdings, its subsidiaries and its stockholders (excluding claims for indemnification, claims for coverage under officer and director policies, claims as a stockholder of Holdings, and claims under Section 6.11 of the Merger Agreement), Executive, his spouse and eligible dependents (to the extent covered immediately prior to such termination) shall continue to be eligible to participate in all of the Company’s group health plans on the same terms and conditions as active employees of the Company until the earlier of (x) termination of the Severance Period, to the extent that Executive was eligible to participate in such plans immediately prior to the date of termination, or (y) until Executive is, or becomes, eligible for comparable coverage under the group health plans of a subsequent employer, provided that, if Executive continues to receive benefits pursuant to this Section 8(e)(i)(C) during a period of time during which, in the absence of the benefits provided in this Section 8(e)(i)(C) Executive would not otherwise be entitled to continuation coverage under Section 4980B of the Code, Executive shall receive reimbursement for all medical expenses on the date no later than the end of the calendar year immediately following the calendar year in which the applicable expenses have been incurred. The COBRA health care continuation coverage period under Section 4980B of the Code, or any replacement or successor provision of United States tax law, shall run concurrently with the Severance Period.

(ii) Section 4999.

(A) If, by reason of, or in connection with, any transaction that occurs after the Effective Date, Executive would be subject to the imposition of the excise tax imposed by Section 4999 of the Code related to Executive’s employment with the Company, whether before or after termination of Executive’s employment, but the imposition of such tax could be avoided by approval of shareholders described in Section 280G(b)(5)(B) of the Code, then Executive may cause the Company or Holdings to seek such approval, in which case the Company and Holdings will use their reasonable best efforts to cause such approval to be obtained and Executive will cooperate and execute such waivers as may be necessary so that such approval avoids imposition of any excise tax under Section 4999. If Executive fails to cause the Company or Holdings to seek such approval, or if Executive does cause the Company or Holdings to seek such approval, but fails to cooperate and execute such waivers as may be necessary in the approval process, Exhibit IV shall not apply and Executive shall not be entitled to any gross-up payment for any resulting tax under Section 4999. If such approval, even if sought and obtained, would not avoid imposition of the excise tax imposed under Section 4999, then the provisions of Exhibit IV attached hereto shall apply without any precedent obligation of Executive to seek such approval.

(B) In the event of the imposition of the excise tax imposed by Section 4999 of the Code arising by reason of or in connection with the Closing, whether before or after termination of Executive’s employment, Executive shall be entitled to the payments and benefits set forth on Exhibit IV.

Following Executive’s termination of employment without Cause (other than by reason of Executive’s death or Disability) or upon Executive’s resignation for Good Reason, in either case, within twenty-four (24) months following a Change in Control, except as set forth in Section 5 and this Section 8(e) and, for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

f. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10(j) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

9. Restrictive Covenants.

a. In consideration of Holdings and the Company entering into this Agreement with Executive and hereby promising and committing themselves to provide Executive with Confidential Information and/or specialized training after Executive executes this Agreement, Executive shall not, directly or indirectly:

(i) at any time during or after the Employment Term, disclose any Confidential Information pertaining to the business of the Company, Holdings, the Sponsor Group, or any of their respective Affiliates, except when required to perform his duties to Holdings, the Company or any of their respective Affiliates, or by law or judicial process, provided that Executive gives the Company reasonable notice of any legal or judicial proceeding requiring Executive to disclose Confidential Information and an opportunity to challenge the disclosure of any such information, and Executive agrees to provide such reasonable notice in writing to:

General Counsel

Energy Future Holdings Corp.

1601 Bryan Street, 6th Floor

Dallas, Texas 75201

(214) 812-6032 (facsimile);

(ii) at any time during the Employment Term and for a period of eighteen (18) months thereafter (the “Non-Compete Period”), directly or indirectly, act as a proprietor, investor, director, officer, employee, substantial stockholder, consultant, or partner in any Competing Business in Texas or any other geographic area in which Texas Energy Future Holdings Limited Partnership, Holdings, the Company or any of their respective subsidiaries operates or conducts business; or

(iii) at any time during the Employment Term and for a period of eighteen (18) months thereafter, directly or indirectly (A) solicit customers or clients of Holdings, the Company or any of their respective Affiliates to terminate their relationship with Holdings, the Company or any of their respective Affiliates or otherwise solicit such customers or clients to compete with any business of Holdings, the Company or any of their respective Affiliates, or (B) solicit or offer employment to any person who is, or has been at any time during the twelve (12) months immediately preceding the termination of Executive’s employment, employed by Holdings, the Company or any of their respective Affiliates;

provided that in each of (ii) and (iii) above, such restrictions shall not apply with respect to any member of the Sponsor Group or any of its Affiliates that is not engaged in any business that competes, directly or indirectly, with Holdings or any of its subsidiaries in any geographic area where they operate. Notwithstanding the foregoing, for the purposes of Section 9(a), (A) Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of Holdings, the Company or any of their respective Affiliates which are publicly traded on a national or regional stock exchange or quotation system or on the over-the-counter market if Executive (I) is not a controlling person of, or a member of a group which controls, such person and (II) does not, directly or indirectly, own 5% or more of any class of securities of such Person, and (B) the Non-Compete Period shall not be triggered by any exercise of tag-along rights under the Sale Participation Agreement entered into between Executive and Texas Energy Future Holdings Limited Partnership (the “Sale Participation Agreement”) or Drag Transaction (as defined in the Sale Participation Agreement) that may occur after the date hereof.

b. Notwithstanding clause (a) above, if at any time a court holds that the restrictions stated in such clause (a) are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. Because Executive’s services are unique and because Executive has had access to Confidential Information, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement. In the event of a breach or threatened breach of this Agreement, Holdings, the Company or any of their respective Affiliates, successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security). Notwithstanding the foregoing, in the event Executive breaches the covenants set forth in Section 9(a), the Company’s rights and remedies with respect Executive’s Options, Option Stock, and Stock and payments related thereto, as those terms are defined in the Management Stockholder’s Agreement between Executive and Holdings (the “MSA”), shall be limited to those set forth in Section 22(c) of the MSA.

c. For purposes of this Agreement, the terms listed below shall be defined as follows:

(i) Affiliate shall mean with respect to any Person, any entity directly or indirectly controlling, controlled by or under common control with such Person; provided, however, for purposes of this Agreement, Texas Energy Future Co-Invest, LP shall not be deemed to be an Affiliate of the Sponsor Group or any member of the Sponsor Group.

(ii) Competing Business shall mean any business that directly or indirectly competes, at the relevant determination date, with one or more of the businesses of Holdings, the Company, or any of their respective Affiliates in any geographic area where Texas Energy Future Holdings Limited Partnership, Holdings, the Company, or any of their respective subsidiaries operates.

(iii) Confidential Information shall mean information: (i) disclosed to or known by Executive as a consequence of or through his employment with Holdings, the Company or any of their respective Affiliates; (ii) not publicly available or not generally known outside Holdings, the Company or any of their respective Affiliates; and (iii) that relates to the business and development of Holdings, the Company or any of their respective Affiliates. Any information that does not meet each of the criteria listed above (in subsections (i) – (iii)) shall not constitute Confidential Information. By way of example, Confidential Information shall include but not be limited to the following: all non-public information or trade secrets of Holdings, the Company or any of their respective Affiliates that gives Holdings, the Company or any of their respective Affiliates a competitive business advantage or the opportunity of obtaining such advantage, or disclosure of which might be detrimental to the interests of Holdings, the Company or any of their respective Affiliates; information regarding Holdings’, the Company’s or any of their respective Affiliates’ business operations, such as financial and sales data (including budgets, forecasts, and historical financial data), operational information, plans, and strategies; business and marketing strategies and plans for various products and services; rate and regulatory strategy and plans; information regarding suppliers, consultants, employees, and contractors; technical information concerning products, equipment, services, and processes; procurement procedures; pricing and pricing techniques; information concerning past, current and prospective customers, investors, and business affiliates; plans or strategies for expansion or acquisitions; budgets; research; trading methodologies and terms; communications information; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and Holdings’, Company’s or any of their respective Affiliates’ files, physical or electronic documents, equipment, and proprietary data or material in whatever form including all copies of all such materials. By way of clarification (but not limitation), information that Executive conceived or developed during his employment with Holdings or its subsidiaries or learned from other employees or contractors of Holdings or its subsidiaries that meets the definition of Confidential Information shall be treated as such.

(iv) Person shall mean “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (or any successor thereto).

(v) Restricted Group shall mean, collectively Holdings, its subsidiaries, the members of the Sponsor Group and their respective Affiliates.

(vi) Sponsor Group shall mean Kohlberg Kravis Roberts & Co. L.P., TPG Capital L.P., and Goldman, Sachs & Co.

10. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflicts of laws principles thereof.

b. Entire Agreement. Except as otherwise provided herein, this Agreement contains the entire understanding of the parties with respect to the employment of Executive by Holdings, the Company or any of their respective Affiliates and supersedes all prior agreements and understandings. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement shall not supersede (i) the Deferred Share Agreement dated October 9, 2007 between Executive and Texas Energy Future Holdings Limited Partnership (the “Deferred Share Agreement”), (ii) Executive’s entitlement on January 2, 2008 to the LTIP Payment, as defined in the Deferred Share Agreement (subject to reduction as provided in Section 2.1 of the Deferred Share Agreement), and (iii) Section 6.11 of the Merger Agreement.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an Affiliate or a successor in interest to substantially all of the business operations of the Company, provided that the assignee expressly assumes all of the Company’s obligations under this Agreement and all other related agreements to which Executive and the Company are parties. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such Affiliate or successor person or entity.

f. Set Off; Mitigation. The obligations of Holdings and the Company to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to setoff, counterclaim or recoupment of amounts owed by Executive to Holdings, the Company or any of their respective Affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment and, except as expressly provided herein, no amount payable hereunder shall be reduced by any payments or benefits received from such subsequent employment.

g. Compliance with Section 409A of the Code. Notwithstanding anything herein to the contrary, if, at the time of Executive’s termination of employment with the Company, the Company has securities which are publicly traded on an established securities market, and Executive is a “specified employee” (as defined in Section 409A of the Code), and the deferral of the commencement of any payments or benefits otherwise payable pursuant to Section 8 as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then, to the extent permitted by Section 409A of the Code, the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), provided that amounts which do not exceed the limits set forth in Section 402(g)(1)(B) of the Code in the year of such termination shall be payable immediately upon termination. If any payments or benefits are deferred due to such requirements, such amounts will be paid in a lump sum to Executive at the end of such six (6) month period. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 10(g).

h. Indemnity. The Company, Texas Energy Future Holdings Limited Partnership and Texas Energy Future Merger Sub Corp. shall indemnify and hold Executive harmless for all acts and omissions occurring during his employment or service as a member of the Board of the Company and of such other companies (as applicable), or both, to the maximum extent provided under each of the Company’s and such other companies’ charters, certificates of formation, limited partnership agreements, by-laws and applicable law. During the Employment Term and for a term of six (6) years thereafter, the Company, or any successor to the Company, and such other companies, above, and their successors, shall purchase and maintain, at their own expense, directors’ and officers’ liability insurance providing coverage for Executive in the same amount as for members of the Board.

i. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of Executive’s death before receiving all amounts and benefits due to him hereunder, such amounts shall be payable to Executive’s estate or as otherwise provided under applicable benefit plans or arrangements.

j. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to Company to:	Luminant Holding Company LLC c/o Energy Future Holdings Corp. 1601 Bryan Street Dallas, Texas 75201-3411 Attention: General Counsel

If to Holdings to:	Energy Future Holdings Corp. 1601 Bryan Street Dallas, Texas 75201-3411 Attention: General Counsel

If to Executive to:	The most recent address on file with the Company

k. Executive Representation. Executive hereby represents to Holdings and the Company that the execution and delivery of this Agreement by Executive and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement, separation agreement or other agreement or policy to which Executive is a party or otherwise bound.

l. Captions; Section References. The captions included herein are for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to sections of statutes, regulations or rules shall be deemed to be references to any successor sections.

m. Further Assurances. The parties shall, with reasonable diligence, do all things and provide all reasonable assurances as may be required to complete the transactions contemplated by this Agreement, and each party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to give effect to this Agreement and carry out its provisions.

n. Cooperation. For a period of six (6) years after his termination, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, provided that the Company shall use reasonable efforts to avoid material interference with Executive’s business or personal activities. The Company shall pay all of Executive’s reasonable expenses incurred in connection with providing such cooperation.

o. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

p. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

q. Amendments. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ENERGY FUTURE HOLDINGS CORP.

By:	/s/ Riz Chand
	Name:	Riz Chand
	Title:	SVP

LUMINANT HOLDING COMPANY LLC

By:	/s/ Riz Chand
	Name:	Riz Chand
	Title:	SVP

EXECUTIVE:

/s/ Michael McCall
Michael McCall

Execution Copy

Exhibit I

Non-Qualified Stock Option Agreement

Exhibit II

Management Stockholder’s Agreement

Exhibit III

Sale Participation Agreement

Execution Copy

Exhibit IV

Paragraph 1. In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company, any of its affiliates, or one or more trusts established by the Company or any of its affiliates for the benefit of their employees, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) (a “Payment”) is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

Paragraph 2. All determinations required to be made under this Exhibit IV, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP, Alvarez & Marsal, or such other nationally recognized accounting firm as may be designated by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within ten (10) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of Executive’s residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Exhibit IV, shall be paid by the Company to Executive (or to the appropriate taxing authority on Executive’s behalf) when due. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and Executive (subject to Paragraph 3). As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) Executive was lower than the amount actually due (“Underpayment”). In the event that the Company exhausts its remedies pursuant to Paragraph 3 of Exhibit IV and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive (but in any case no later than the calendar year following the calendar year in which such tax was payable).

Paragraph 3. Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Paragraph 3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one (1) or more appellate courts, as the Company shall determine; provided that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

Paragraph 4. If, after the receipt by Executive of an amount paid or advanced by the Company pursuant to this Exhibit IV, Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, Executive shall (subject to the Company’s complying with the requirements of Paragraph 3 of this Exhibit IV) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Paragraph 3 of this Exhibit IV, a determination is made that Executive shall not be entitled to any refund with respect to such claim, and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid, and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

Paragraph 5. For the avoidance of doubt, all payments to or for the benefit of Executive provided for in this Exhibit IV shall be made no later than the end of the calendar year in which the applicable Excise Tax has become due, or if as a result a tax audit or litigation, it is determined that no additional Excise Tax has become due, the end of the calendar year in which the audit is completed or there is a final and non-appealable settlement or other resolution.